                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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
                                   [LOGO]
                           10400 Yellow Circle Drive
                          Minnetonka, Minnesota 55343

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held July 31, 1997

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of Musicland Stores Corporation (the "Company") will be held:

    TIME:   11:00 a.m. (Central Daylight Time) on Thursday, July 31, 1997

    PLACE:  Company Headquarters, 10400 Yellow Circle Drive, Minnetonka,
Minnesota

for the following purposes:

    1. To elect three Class II directors to the Company's Board of Directors to serve for three-year terms or until their respective successors are elected and qualify;

    2. To ratify the appointment of Arthur Andersen LLP, independent public accountants, as independent auditors of the Company for the 1997 fiscal year; and

    3. To transact such other business as may properly come before the Annual Meeting.

    Only shareholders of record at the close of business on June 2, 1997 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof. A complete list of the shareholders entitled to vote will be available during the period of ten days prior to the date of the Annual Meeting for examination by any shareholder, for any purpose germane to the Annual Meeting, during ordinary business hours at 10400 Yellow Circle Drive, Minnetonka, Minnesota.

    You are requested by your Board of Directors to complete, date and sign the enclosed Proxy and to return it promptly in the envelope provided. All shareholders are cordially invited to attend the Annual Meeting, and, if you do attend, you may revoke your proxy and vote in person. However, signing and promptly returning the Proxy will assure your representation at the Annual Meeting.

                                          By Order of the Board of Directors
                                          HEIDI M. HOARD
                                          SECRETARY

Minnetonka, Minnesota
June 20, 1997

                          MUSICLAND STORES CORPORATION

                           10400 Yellow Circle Drive
                          Minnetonka, Minnesota 55343

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held July 31, 1997

                            ------------------------

                            SOLICITATION OF PROXIES

    This Proxy Statement is furnished to the shareholders of Musicland Stores Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of Proxies for use at the 1997 Annual Meeting of Shareholders (the "Annual Meeting") to be held at 11:00 a.m. (Central Daylight Time) on Thursday, July 31, 1997, at the Company's headquarters at 10400 Yellow Circle Drive, Minnetonka, Minnesota, or any adjournment thereof.

    The shares represented by any Proxy given pursuant to this solicitation will be voted at the Annual Meeting and, if a choice is specified on the Proxy, will be voted in accordance with such specification. In the event no choice is specified on the Proxy, the shares represented by such Proxy will be voted FOR the nominees for directors set forth herein and FOR the ratification of the appointment of Arthur Andersen LLP as independent auditors. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors or as auditors should decline or be unable to serve, the persons named in the Proxy will vote on the same in accordance with their discretion. Proxies including broker non-votes with respect to any matter brought to a vote will not be counted as shares voted on the particular matter as to which the broker non-vote is indicated. Therefore, broker non-votes will have no effect when determining whether the requisite vote has been obtained to pass a particular matter. However, proxies indicating "abstain" or "withhold authority" with respect to any matter brought to a vote will be counted as shares voted on the particular matter as to which the abstention or withhold authority is indicated and will have the effect of voting against the matter.

    A Proxy may be revoked by the person giving it before it is voted by (i) delivering to the Secretary of the Company, at the address listed at the beginning of this Proxy Statement, a written notice of revocation which must be signed in exactly the same manner as the Proxy, (ii) filing with the Secretary of the Company a duly executed Proxy which bears a later date, or (iii) delivering the written, signed revocation to the election inspectors at the Annual Meeting. Revocations and subsequent Proxies will be honored only if received at the Company's offices on or before July 30, 1997 or delivered to the election inspectors at the Annual Meeting prior to the convening thereof. Presence at the Annual Meeting alone will not revoke the Proxy.

    This proxy statement and the accompanying form of Proxy are being sent to shareholders beginning on or about June 20, 1997.

                      VOTING SECURITIES AND VOTING RIGHTS

    The Board of Directors has fixed June 2, 1997 as the record date (the "Record Date") for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date there were outstanding 34,301,956 shares of the Company's common stock, $.01 par value (the "Common Stock"), which is the only class of equity securities of the Company currently outstanding.

    Each share of Common Stock is entitled to one vote. There are no cumulative voting rights with respect to the election of directors. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Any holder of shares represented by a Proxy which has been returned properly signed by the shareholder of record will be considered present for the purpose of determining whether a quorum exists even if such Proxy contains abstentions or broker non-votes.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation provides that the Board of Directors shall consist of not more than nine nor fewer than five directors. The Board of Directors established the number of directors to serve on the Board as nine effective May 13, 1997. The directors are divided into three classes, designated as Class I, Class II and Class III, respectively, with staggered three-year terms of office. At each annual meeting of shareholders, directors who are elected to succeed the class of directors whose terms expire at that meeting will be elected for three-year terms. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office, and the directors so chosen hold office until the next election of the class to which such directors belong. All current directors were previously elected by the Company's shareholders except William A. Hodder and Gilbert L. Wachsman, who were elected by action of the Board of Directors.

    At this Annual Meeting, three Class II directors will be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 2000, or until their successors have been elected and qualify, or until their death, resignation or removal, if earlier. Directors will be elected by a plurality of the votes cast, in person or by Proxy, at the Annual Meeting.

    The three directors in Class II whose terms are expiring, Keith A. Benson, Gilbert L. Wachsman and Tom F. Weyl, have been nominated by the Board of Directors for reelection. Each of the nominees has consented to serve as director, if elected, and the Board of Directors has no reason to believe that any of the nominees will be unable to serve. The Board of Directors recommends a vote FOR the election of these nominees. In the absence of instructions to the contrary, shares represented by all Proxies will be voted for the election of all such nominees. If for any reason any nominee is unable to serve, the Board of Directors may designate a substitute nominee, in which event the shares represented by the Proxies will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the Proxy.

    All directors of the Company also serve on the Board of Directors of The Musicland Group, Inc. ("MGI"), the Company's operating subsidiary.

    The following biographical information has been furnished by the nominees and continuing directors:

NOMINEES FOR ELECTION

    KEITH A. BENSON, age 53

    Mr. Benson has been a director of the Company since January 1992 and served a prior term as a director from August 1988 until December 1989. Mr. Benson has been an executive officer of the Company since 1988 and, most recently, became President, Mall Stores Division on August 12, 1996. Previously, Mr. Benson had served as President of the Music Stores division since August 1, 1994. From May 1, 1992 through July 1994, he filled the position of Vice Chairman and Chief Financial Officer for both the Company and MGI. Prior to that he was Executive Vice President and Chief Financial Officer from 1988 through April 1992. Mr. Benson joined MGI in 1980 as its Controller and also served successively as its Senior Vice President and Chief Financial Officer, Senior Vice President and Chief Financial Officer for the Retail Division and Senior Vice President of Finance and Administration for the Retail Division. Previously he was with The May Company and Dayton Hudson Corporation. Mr. Benson is also a director of Premium Wear, Inc.

    GILBERT L. WACHSMAN, age 49

    Mr. Wachsman was elected a director of the Company on May 13, 1997. He became the Vice Chairman of the Company on July 17, 1996. Prior to joining the Company, Mr. Wachsman held the position of Senior Vice President Hardlines at Kmart Corporation from 1995 to 1996. From 1990 to 1995 Mr. Wachsman was a management consultant for major retail, distribution and manufacturing companies. Prior to that he was Chief Executive Officer at Lieberman Enterprises, Inc., President and Chief Executive Officer for Child World Inc. and Senior Vice President of Marketing/Merchandising for Target Stores. Mr. Wachsman is a director of Cincinnati Microwave Inc.

    TOM F. WEYL, age 54

    Mr. Weyl has been a director of the Company since December 1992. He is the President/Chief Creative Officer at Martin/Williams Advertising, Minneapolis and has been with that company since 1973. Mr. Weyl is a past Chairman of the Board of Directors of the Twin Cities Council of the American Association of Advertising Agencies.

CONTINUING CLASS III DIRECTORS (TERMS EXPIRING IN 1998)

    JACK W. EUGSTER, age 51

    Mr. Eugster has been a director of the Company since August 1988. He has been the Chairman of the Board, President and Chief Executive Officer of MGI since August 1986 and has served the Company in the same capacity since its acquisition of MGI in August 1988. Mr. Eugster joined MGI in 1980 as Executive Vice President and has held the positions of General Manager, President and Chairman of the Retail Division. Previously, he was with The Gap Stores and Target Stores. Mr. Eugster is also a director of Damark International, Inc., Donaldson Company, Inc., MidAmerican Energy Company, ShopKo Stores, Inc. and Jostens, Inc. He is a past president of the National Association of Recording Merchandisers and a past chairman of the Country Music Association.

    WILLIAM A. HODDER, age 66

    Mr. Hodder has been a director of the Company since July 1995. He is the retired Chairman and Chief Executive Officer of Donaldson Company, Inc., a manufacturer of filtration devices. Mr. Hodder joined Donaldson Company in 1973 as its President. Previously, he spent seven years in retailing with Dayton Hudson Corporation including such positions as Senior Vice President and Corporate Group Executive, President of Target Stores and Vice President of Organization Planning and Development. Mr. Hodder is a director of Norwest Corporation, ReliaStar Financial, SUPERVALU INC. and Tennant Company.

    MICHAEL W. WRIGHT, age 59

    Mr. Wright has been a director of the Company since January 1989. He has been in the food distribution and retail business since 1977 when he joined SUPERVALU INC. as Senior Vice President. He was elected President and Chief Operating Officer of SUPERVALU INC. in 1978 and became its Chief Executive Officer in June 1981. He assumed the additional responsibilities of Chairman of the Board in October 1982. In addition to SUPERVALU INC., Mr. Wright is a director of Cargill, Incorporated, Honeywell Inc., Norwest Corporation and ShopKo Stores, Inc. He also serves as a director of the

Food Marketing Institute, the International Center for Companies of the Food Trade Industry and the Food Distributors International. He is a member of the executive committee and a past chairman of the Minnesota Business Partnership and a past chairman of the Federal Reserve Bank of Minneapolis.

CONTINUING CLASS I DIRECTORS (TERMS EXPIRING IN 1999)

    KENNETH F. GORMAN, age 58

    Mr. Gorman has been a director of the Company since November 1988. He has been in the merchant banking and private investment fields since 1987 as an owner and Managing Director of Apollo Partners L.L.C. From 1970 until 1987 he was in the communications/entertainment business as a director and Executive Vice President of Viacom International Inc. Mr. Gorman is also a director of Dove Audio, Doane Farm Management Co., IDC Services, Inc., and International Post Limited.

    LLOYD P. JOHNSON, age 67

    Mr. Johnson has been a director of the Company since January 1993. He has been in the banking business since 1954. In 1985 he joined Norwest Corporation, a bank holding company, as its Chief Executive Officer, President and Chairman of the Board. He relinquished the position of President in 1989 and the position of Chief Executive Officer in 1992 and retired as Chairman of Board in May 1995. Prior to joining Norwest Corporation, he was Vice Chairman of Security Pacific National Bank. In addition to Norwest Corporation, he is a director of Cargill, Incorporated, Valmont Industries, Inc. and Minnesota Mutual Life Insurance Company.

    JOSIAH O. LOW, III, age 58

    Mr. Low has been a director of the Company since July 1995. He has been an investment banker with Donaldson, Lufkin & Jenrette Securities Corporation since 1985, where he is currently a Managing Director. Previously he spent 24 years with Merrill Lynch, Pierce, Fenner and Smith. Mr. Low is also a director of Centex Development Corporation and St. Laurent Paperboard Inc.

COMPENSATION OF DIRECTORS

    In 1996, all non-employee directors of the Company received as compensation for their services to the Company and MGI, in addition to reimbursement for out-of-pocket expenses in connection with attending Board and committee meetings, an annual fee of $14,000, payable in five installments, and a meeting fee of $1,250 for regularly scheduled meeting days and $500 for any short board or committee meetings, held in person or by telephone, not on the date of a regularly scheduled meeting. The non-employee directors are currently Messrs. Gorman, Hodder, Johnson, Low, Weyl and Wright.

STOCK OPTION PLAN FOR UNAFFILIATED DIRECTORS

    "Unaffiliated Directors," defined as those members of the Board of Directors who are not employed by the Company or MGI, or by Donaldson, Lufkin & Jenrette, Inc., any affiliates thereof, or any successor institutional equity investor, participate in the Stock Option Plan for Unaffiliated Directors of Musicland Stores Corporation (the "Directors Plan"). The grant formula in effect in 1996 provided that each newly elected Unaffiliated Directors receives an initial grant of a stock option to purchase 5,000 shares of Common Stock. At any time that all prior grants under the Directors Plan become fully vested, an Unaffiliated Director receives a new grant of an option to purchase 5,000 shares. The exercise price of all options granted under the Directors Plan is the fair market value on the day of grant. All grants have a term of ten years and are fully exercisable six months after the date of the grant but vest at the rate of 20% per year over a period of five years. All unvested portions of an option, whether exercised or not, are immediately forfeited upon termination of service as a director for any reason, and in the case of exercised unvested options, at the Company's option, the participant agrees to sell such shares back to the Company at the exercise price. Stock options granted under the Directors Plan are not transferable other than by will or by the laws of descent and distribution. As of the Record Date, Messrs. Gorman, Johnson, Weyl and Wright each had an option to purchase 10,000 shares of Common Stock at exercise prices that range from $11.50 to $12.50 per share, and Mr. Hodder had an option to purchase 5,000 shares at an exercise price of $9.375.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the fiscal year ended December 31, 1996 ("Fiscal Year 1996"), the Board of Directors held nine meetings. All of the directors attended more than 75% of the meetings of the Board and the committees on which they served.

    The Board of Directors has three standing committees, the Executive Committee, the Compensation Committee and the Audit Committee. There is no nominating committee.

    The Executive Committee, which is currently composed of Messrs. Eugster (Chairman) and Wright, exercises the powers of the Board of Directors during intervals between Board meetings and acts as an advisory body to the Board by reviewing various matters prior to their submission to the Board. The Executive Committee met once in Fiscal Year 1996.

    The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation, incentive bonuses and benefits of executive officers and other key employees of the Company and grants all stock options to employees under the Company's employee stock option plans. The Compensation Committee is currently composed of Messrs. Hodder (Chairman), Weyl and Wright. The Compensation Committee met six times in Fiscal Year 1996. See "Report of the Compensation Committee on Executive Compensation."

    The Audit Committee (i) reviews the internal and external financial reporting of the Company, (ii) reviews and discusses with the Company's independent auditors the scope of the independent audit and (iii) considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments. The Audit Committee also recommends the appointment of the independent auditors for the Company. The Audit Committee currently consists of Messrs. Gorman (Chairman) and Johnson and met twice in Fiscal Year 1996.

                                 PROPOSAL NO. 2
                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Company's independent auditors for Fiscal Year 1996 were Arthur Andersen LLP, independent public accountants. The Audit Committee of the Board of Directors has considered the qualifications and experience of Arthur Andersen LLP, and, based upon recommendation of the Audit Committee, the Board of Directors has appointed them as independent auditors of the Company for the current fiscal year which ends December 31, 1997 ("Fiscal Year 1997") and for the following fiscal year which ends December 31, 1998. Although the submission of this matter to the shareholders is not required by law, the Board of Directors desires to obtain the shareholders' ratification of such appointment. A resolution ratifying the appointment will be offered at the Annual Meeting. If the resolution is not adopted, the adverse vote will be considered as a direction to the Board to select other auditors. However, because of the difficulty and expense of making any substitutions of auditors for the fiscal year already in progress, it is contemplated that the appointment for Fiscal Year 1997 will stand unless the Board finds other good reason for making a change.

    It is expected that a representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

    Ratification requires the affirmative vote by holders of at least a majority of the shares voting on such matter. The Board of Directors recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for Fiscal Year 1997.

                           COMMON STOCK OWNERSHIP OF
                   CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

    The following table provides information as to the beneficial ownership of the Company's Common Stock as of June 2, 1997, or as of December 31, 1996 for that information which is reported based upon Schedule 13G filings, by (i) each person or group known by the Company to be the beneficial owner of more than 5% of such Common Stock, (ii) each nominee and continuing director of the Company,
(iii) the Named Executive Officers (see "Summary Compensation Table"), and (iv) all directors and executive officers as a group (13 persons). Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 of the Securities and Exchange Commission (the "SEC") under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or dispositive power with respect to such securities or has the right to acquire beneficial ownership of such securities within 60 days by exercise of an option or otherwise. The persons named in the table have sole voting and dispositive powers with respect to all shares of Common Stock unless otherwise noted in the notes following the table.

Name of Beneficial Owner,                                        Amount and Nature of
Including Address                                               Beneficial Ownership of                Percent of
of Owners of More than 5%                                            Common Stock                   Common Stock (1)
------------------------------------------------------------    -----------------------             ----------------
Management Investors Group (2) .............................       4,473,259(2,3)                          12.7%
 10400 Yellow Circle Drive
 Minnetonka, MN 55343
Donaldson, Lufkin & Jenrette, Inc. (4) .....................       2,379,534(4,5)                           6.9%
 The Equitable Companies Incorporated
 (as parent)
 277 Park Avenue
 New York, NY 10172
Alfred and Annie Teo (6) ...................................       1,800,000(6)                             5.3%
 Page & Schuyler Avenues
 P.O. Box 808
 Lyndhurst, NJ 07071
Jack W. Eugster.............................................       1,717,075(7,8,9)                         4.9%
Gary A. Ross................................................         633,960(7,8)                           1.8%
Keith A. Benson.............................................         589,544(7,8,9)                         1.7%
Kenneth F. Gorman...........................................          80,000(8)                         *
Reid Johnson................................................          55,200(8)                         *
Michael W. Wright...........................................          55,000(8)                         *
Josiah O, Low, III..........................................          25,373                            *
Tom F. Weyl.................................................          16,000(8)                         *
Lloyd P. Johnson............................................          11,000(8)                         *
William A. Hodder...........................................           9,030(8)                         *
Gilbert L. Wachsman.........................................               0                            *
All directors and executive officers as a group (13
 persons)...................................................       3,305,424(7,8,9)                         9.4%

------------------------
  * Less than 1%

 (1) Based on 34,301,956 shares outstanding on June 2, 1997

 (2) The Management Investors Group is currently a group of 22 persons, including Messrs. Eugster, Ross and Benson, who are either officers or former officers of the Company or members of their families. The group shares voting control of the shares indicated by virtue of being parties to a voting agreement (the "Management Voting Agreement") more fully described below.

 (3) Includes 956,044 shares which may be acquired pursuant to the exercise of vested stock options.

 (4) Based on Amendment No. 4 to Schedule 13G, dated February 12, 1997 filed by The Equitable Companies Incorporated ("Equitable"), as parent of Donaldson Lufkin & Jenrette, Inc. ("DLJ"). Equitable reports 2,375,734 shares beneficially owned by DLJ and its affiliates and 3,800 shares held by Alliance Capital Management L.P. on behalf of client discretionary investment advisory accounts.

 (5) Meridian Assets Management, Inc. ("Meridian") has sole voting power of 1,187,763 shares as voting trustee of shares owned by DLJ and certain of its affiliates and employees (See "DLJ Voting Trust Agreement" below). 977,412 of these shares are included in the numbers reported by Equitable.

 (6) Based on Schedule 13D, dated February 5, 1997, filed by Alfred S. Teo and Annie Teo, which shows 1,600,000 shares beneficially owned by Alfred and Annie Teo as joint tenants and 200,000 shares in trust for Mark, Andrew and Alfred Teo, Jr., Annie Teo and Teren Seto Handelman, co-trustees.

 (7) Of the shares listed, the following are Restricted Shares: 632,068 shares for Mr. Eugster; 243,104 shares each for Messrs. Ross and Benson; and 1,166,196 for all directors and executive officers as a group (13 persons including Messrs. Eugster, Ross and Benson). See "Certain Transactions -- Transactions with Management and DLJ."

 (8) Includes shares of Common Stock which may now be acquired pursuant to the exercise of stock options as follows: Mr. Eugster, 369,334 shares; Messrs. Ross and Benson, 142,467 shares each; Mr. Johnson, 55,000 shares; Messrs. Gorman, Wright and Johnson, 10,000 shares each (2,000 each forfeitable); Mr. Weyl, 10,000 shares; Mr. Hodder, 5,000 shares (4,000 forfeitable); and all directors and executive officers as a group (13 persons including Messrs. Eugster, Ross, Benson, Johnson, Gorman, Wright, Johnson, Weyl and Hodder), 796,281 shares.

 (9) Includes 22,200 shares held by the children and 10,000 shares held by the wife of Mr. Eugster who share the same household (Mr. Eugster disclaims beneficial ownership of these shares); includes 5,000 shares held by the children of Mr. Benson who share the same household.

MANAGEMENT VOTING AGREEMENT

    Under the Management Voting Agreement certain members of the Company's management (the "Management Investors") have agreed to vote certain of their shares as a block. Each vote will be determined by the holders of a majority of the class of shares entitled to vote owned by the Management Investors. Other than pursuant to Rule 144 under the Securities Act of 1933 or in a registered offering, the Management Investors may not transfer any shares to any person who does not become a party to the Management Voting Agreement. The Management Voting Agreement also calls for a restrictive legend to be put on all certificates held by the Management Investors. Management Investors who sell shares pursuant to Rule 144 or pursuant to a registered offering and later acquire a number of shares equal to or less than such sold shares must vote the newly acquired shares in the same manner. The Management Voting Agreement may be terminated at any time by the vote of at least 80% of all shares held by all Management Investors and, unless so terminated, will expire on August 24, 1998.

DLJ VOTING TRUST AGREEMENT

    On March 4, 1992, DLJ (including certain affiliates) entered into a voting trust agreement (the "Voting Trust Agreement") under which Meridian is the voting trustee. Pursuant to this agreement DLJ and certain of its affiliates have delivered to Meridian such number of shares of Common Stock owned by them which is in excess of the number equal to 5% of the aggregate number of outstanding shares of Common Stock. Subsequently, DLJ transferred the ownership of certain shares in the voting trust to participants in various DLJ compensation plans. Meridian has the sole power and discretion to exercise the rights and powers of a stockholder with respect to the shares in the voting trust, except that DLJ and certain of its affiliates are entitled to receive dividends, distributions and payments in respect of said shares, as and when the same may be paid by the Company (except that shares of Common Stock issued as a dividend, distribution or other payment will also be subject to the Voting Trust Agreement).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file.

    Based on the Company's review of the copies of such forms received by it with respect to Fiscal Year 1996 and written representations received from certain reporting persons that no Forms 5 were required for such persons, the Company believes that all Section 16(a) filing requirements have been complied with by the reporting persons.

                              CERTAIN TRANSACTIONS

RESTRICTED SHARES

    As part of the acquisition of MGI by the Company, the officers of MGI at the time (the "Management Investors") entered into a subscription agreement with the Company (the "Management Subscription Agreement") pursuant to which the Management Investors purchased approximately 21% of the Company's then outstanding shares of common stock as follows. On August 25, 1988, the Management Investors purchased at $2.50 per share, for an aggregate purchase price of $5.5 million, 2,200,000 shares of common stock ("Cash Shares"). The Management Investors also purchased 2,000,000 shares of common stock ("Restricted Shares") in consideration for the payment of $5,000, or $.0025 per share, on August 25, 1988. At December 31, 1996, 1,991,308 shares of the Restricted Stock were outstanding, the remainder having been converted to Cash Shares (valued at $4.50 per share) and purchased by the remaining Management Investors when one officer resigned from the Company. The Restricted Shares were originally subject to a four-year vesting schedule, which is now completed. Although holders of Restricted Shares have voting and dividend rights, no Restricted Shares are transferable by the holder thereof until such holder has paid the Company an additional $2.4975 or $4.4975 per share, as applicable. The Management Investors are not obligated to make such additional payment. However, after August 25, 2003, the Company may buy back the Restricted Shares for $.0025 per share.

REGISTRATION RIGHTS

    The Company has granted to the Management Investors Group and to DLJ certain demand and piggy-back registration rights with respect to the Common Stock. The Company is obligated to pay the expenses (excluding underwriting discounts and commissions) of such registrations and to indemnify the other parties for certain registration related liabilities.

                      EXECUTIVE OFFICERS AND COMPENSATION

    The Company's executive officers, other than Mr. Eugster, Mr. Benson and Mr. Wachsman, are identified below. Executive officers of the Company currently hold the same respective positions with MGI.

    Gary A. Ross, age 50, was named President, Superstores Division on August 12, 1996. Prior to that he had been the President of the Suncoast Division since 1990. Since joining MGI in 1984, he has served in the positions of Executive Vice President of Marketing and Merchandising, Senior Vice President of Marketing and Merchandising, Senior Vice President of Marketing and Merchandising of the Retail Division and Senior Vice President of Planning and Administration of the Retail Division. Mr. Ross served as a director of the Company from January 1, 1990 to December 31, 1990. Mr. Ross is a past chairman and currently a director of the Video Software Dealers Association. Prior to joining MGI, he was with The Gap Stores and Target Stores.

    Reid Johnson, age 55, has been Executive Vice President of Finance and Administration and Chief Financial Officer since August 1994. Prior to joining the Company, Mr. Johnson held the position of Vice Chairman and Chief Administrative Officer for the Dayton Hudson Department Store division of the Dayton Hudson Corporation from 1985 to 1994. He was employed by Dayton Hudson beginning in 1968 and his positions also included Senior Vice President and Chief Financial Officer for Target Stores, Vice President and Controller, Vice President and Treasurer, Treasurer, Director of Business Development and Financial Analyst.

    Douglas M. Tracey, age 43, has been Senior Vice President of Distribution since August 1994. He was first appointed a senior vice president in April 1992 and has served in the positions of General Manager of the On Cue Division, Senior Vice President of Marketing Services and Senior Vice President of Administration and Distribution. Previously, from 1986 through April 1992, he served as Vice President, Distribution. Mr. Tracey joined MGI in 1971 and has held the positions of Managing Director of National Distribution, General Manager Minneapolis Distribution Center, Manager of Policies and Procedures, National Store Operations Manager, District Supervisor and Store Manager.

    Marcia F. Appel, age 47, was elected Senior Vice President of Corporate Advertising, Partnership Marketing and Communications on October 28, 1996. Previously, she had served as Vice President, Communications and Music Stores Marketing since February 2, 1996. Ms. Appel joined the Company in April of 1993 as Vice President, Communications and Publications. Prior to joining the Musicland Group, Inc., Ms. Appel was Executive Director of the National Association of Area Business Publications, and she has also worked for Control Data Corporation and Dorn Communications. Ms. Appel is deputy to the Chief Executive Officer of the Minnesota Business Partnership and sits on the Minnesota Women's Press Advisory Board.

    The following table sets forth information concerning total compensation earned by the Company's Chief Executive Officer and the other four most highly compensated executive officers in Fiscal Year 1996 (collectively the "Named Executive Officers" or "NEOs") for all services rendered to the Company and its subsidiaries during each of the last three fiscal years.

Summary Compensation Table

                                                                                                    Long-Term
                                                                                                   Compensation
                                                                                                  --------------
                                                                                                      Awards
                                                               Annual Compensation                --------------
                                                   --------------------------------------------     Securities
Name and                                                                         Other Annual       Underlying        All Other
Principal Position                        Year     Salary ($)   Bonus ($)(1)   Compensation ($)   Options (#)(2)   Compensation ($)
---------------------------------------  -------   ----------   ------------   ----------------   --------------   ----------------
Jack W. Eugster                          1996       $515,000      $ 64,375        $12,465(3)         60,000          $309,433(4)
 Chairman of the Board,                  1995        507,500             0          7,915            60,000           304,170
 President and C.E.O.                    1994        500,000             0         11,943            40,000           304,374
Keith A. Benson President, Mall          1996       $302,546      $ 26,473        $ 4,932(3)         47,500          $137,203(5)
 Division                                1995        293,012             0          2,100            22,500           134,139
                                         1994        280,769             0          6,870            15,000           129,975
Gary A. Ross                             1996       $297,879      $ 26,064        $10,319(3)         47,500          $124,095(6)
 President, Superstores Division         1995        280,887        38,940          7,700            22,500           119,961
                                         1994        275,692        12,062         16,257            15,000           110,342
Gilbert L. Wachsman                      1996(7)    $188,346      $283,000        $ 7,319(3)        175,000          $ 46,392(8)
 Vice Chairman
Reid Johnson                             1996       $286,000      $ 25,025        $ 6,623(3)         47,500          $ 14,912(10)
 Executive Vice President,               1995        278,808             0         36,012            22,500             6,691
 Chief Financial Officer                 1994(9)     102,067         4,500            178            90,000               240

--------------------------
(1) Reflects bonus earned for service during the fiscal year indicated under the Company's incentive plans although all or a portion of the bonus may have been awarded during the next fiscal year and beyond; the 1996 guaranteed retention bonus is payable one-half in 1997 and one-half in 1998.

(2) The number indicated is the number of shares of Common Stock which can be acquired upon the exercise of options subject to vesting restrictions. The Company has not granted any stock appreciation rights ("SARs").

(3) Other Annual Compensation for 1996 consists of amounts reimbursed for the payment of taxes.

(4) All Other Compensation for Mr. Eugster for 1996 includes the following:
    401(k) Company match: $5,961; medical/dental plans, incremental cost:
    $3,725; life insurance and excess liability insurance imputed income:
    $17,166; and a premium of $282,581 paid for a life insurance policy under a split-dollar arrangement whereby the Company will recoup the premium and the executive will be entitled to the accrued earnings from the policy (See "Pension Plan")

(5) All Other Compensation for Mr. Benson for 1996 includes the following:
    401(k) Company match: $5,961; medical/dental plans, incremental cost:
    $2,844; life insurance and excess liability insurance imputed income:
    $8,915; and a premium of $119,483 paid for a life insurance policy under a split-dollar arrangement whereby the Company will recoup the premium and the executive will be entitled to the accrued earnings from the policy (See "Pension Plan").

(6) All Other Compensation for Mr. Ross for 1996 includes the following: 401(k) Company match: $5,961; medical/ dental plans, incremental cost: $3,104; life insurance and excess liability insurance imputed income: $8,379 and a premium of $106,651 paid for a life insurance policy under a split-dollar arrangement whereby the Company will recoup the premium and the executive will be entitled to the accrued earnings from the policy (See "Pension Plan").

(7) Mr. Wachsman became an executive officer of the Company in July 1996; Mr. Wachsman's 1996 bonus payments reflect a sign-on agreement (See "Employment and Change in Control Agreements").

(8) All Other Compensation for Mr. Wachsman for 1996 includes the following: medical/dental plans, incremental cost: $1,762; life insurance and excess liability imputed income: $319; and relocation expenses of $44,311.

(9) Mr. Johnson became an executive officer of the Company in August 1994.

(10) All Other Compensation for Mr. Johnson for 1996 includes the following:
    401(k) Company match: $5,961; Company contribution to Defined Contribution
    Plan: $2,848; medical/dental plans, incremental cost: $3,096; and life insurance and excess liability insurance imputed income: $3,007.

Option Grants in Last Fiscal Year

                                                               Individual Grants                          Potential Realizable Value
                                        ----------------------------------------------------------------
                                          Number of                                                       at Assumed Annual Rates of
                                          Securities     Percent of Total                                  Stock Price Appreciation
                                          Underlying     Options Granted                                       for Option Term
                                           Options       to Employees in       Exercise       Expiration  --------------------------
Name                                    Granted (#)(1)     Fiscal Year      Price ($/Sh)(2)      Date      5% ($)(3)     10% ($)(3)
--------------------------------------  --------------   ----------------   ---------------   ----------  ------------  ------------
Jack W. Eugster.......................    60,000(4)               5.85%          $   2.5625    01/29/06   $     90,584  $    235,311
Keith A. Benson.......................    22,500(4)               2.19%              2.5625    01/29/06         33,969        88,242
                                          25,000(5)               2.44%              3.09(7)   08/12/06         39,827       109,175
Gary A. Ross..........................    22,500(4)               2.19%              2.5625    01/29/06         33,969        88,242
                                          25,000(5)               2.44%              3.09(7)   08/12/06         39,827       109,175
Gilbert L. Wachsman...................   175,000(6)              17.09%              3.00      07/17/06        294,538       779,977
Reid Johnson..........................    22,500(4)               2.19%              2.5625    01/29/06         33,969        88,242
                                          25,000(5)               2.44%              3.09(7)   08/12/06         39,827       109,175
    All Shareholders (8)................................................................................  $ 53,922,928  $136,651,281

--------------------------
(1) The number indicated is the number of shares of Common Stock which can be acquired upon the exercise of options. The Company has not granted any SARs.

(2) Fair market value of the Common Stock on the date of each grant equaled the exercise price, unless otherwise indicated.

(3) The assumed rates of 5% and 10% are hypothetical rates of stock price appreciation selected by the SEC and are not intended to, and do not, forecast or assume actual future stock prices. The Company believes that future stock appreciation, if any, is unpredictable and is not aware of any formula that will determine with any reasonable accuracy the present value of stock options based on future factors which are unknowable and volatile. No gain to optionees is possible without an appreciation in stock prices, and any such increase will benefit all shareholders commensurately. There can be no assurance that the amounts reflected in this table will be achieved.

(4) All options have a term of ten years, but provide for early termination upon termination of employment, are not transferable other than to immediate family members and become exercisable in equal installments on January 31, 1998, 1999 and 2000, subject to acceleration of vesting upon a change in control.

(5) All options have a term of ten years, but provide for early termination upon termination of employment, are not transferable other than to immediate family members and become exercisable in equal installments on August 12, 1998, 1999 and 2000, subject to acceleration of vesting upon a change in control.

(6) All options have a term of ten years, but provide for early termination upon termination of employment, are not transferable other than to immediate family members and become exercisable in equal installments on July 17, 1998, 1999 and 2000, subject to acceleration of vesting upon a change in control.

(7) The exercise price of these options was 10% over the fair market value on the date of grant.

(8) Calculated using the market closing price on January 29, 1996 and the total number of shares outstanding, 34,301,956, with appreciation calculated until January 29, 2006, the expiration date of the first option grant listed above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

                                                                              Number of Securities
                                                                             Underlying Unexercised         Value of Unexercised
                                               Shares                              Options at               In-the-Money Options
                                             Acquired on       Value         Fiscal Year-End (#)(1)       at Fiscal Year-End ($)(2)
Name                                        Exercise (#)    Realized ($)   (Exercisable/Unexercisable)   (Exercisable/Unexercisable)
------------------------------------------  -------------   ------------   ---------------------------   ---------------------------
Jack W. Eugster...........................        0              $0              317,800/223,200                 $      0/0
Gary A. Ross..............................        0               0              124,134/106,666                        0/0
Keith A. Benson...........................        0               0              124,134/106,666                        0/0
Gilbert L. Wachsman.......................        0               0                 0/175,000                           0/0
Reid Johnson..............................        0               0              25,000/135,000                         0/0

------------------------
(1) The Company does not have any outstanding SARs.

(2) No options were in-the-money at December 31, 1996.

Report of the Compensation Committee on Executive Compensation

    The Compensation Committee of the Board of Directors (the "Compensation Committee"), composed entirely of independent outside directors, reviews and makes recommendations to the Board on an annual basis with respect to the Company's executive compensation policies and the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

    The Committee oversees the Company's executive compensation program, including the Company's qualified and non-qualified benefit plans as they pertain to executive officers. The Company currently maintains a variety of employee benefit plans in which its executive officers may participate, including the Pension Plan, the Capital Accumulation (KSOP) Plan, stock option and incentive plans and a split-dollar life insurance program.

EXECUTIVE COMPENSATION PROGRAM.

    The Company considers the maintenance of a stable and effective management group to be essential to protecting and enhancing the best interests of the Company and its shareholders. The components of the Company's executive compensation program include (a) base salaries (subject to the terms of applicable employment agreements), (b) performance-based bonuses, (c) stock options and other stock-based awards, (d) miscellaneous fringe benefits comparable to those of similar companies, and (e) qualified and non-qualified retirement plans and programs previously mentioned. The combination of base salary, bonuses, stock options and other benefits reflects the following Company objectives:

    - correlating compensation with the Company's profitability;

    - attracting and retaining highly qualified and motivated key executives who are necessary for the long-term success of the Company; and

    - recognizing and rewarding outstanding individual performance.

    In order to make its recommendations to the Board concerning executive officer compensation, the Compensation Committee reviews and evaluates the Company's operating and net earnings as compared to the budgeted plan for the current year and to the prior year's actual performance.

    In addition, the Compensation Committee reviews a compensation study compiled by the Company. The Company participates in several nationally recognized surveys on the compensation of executives prepared by such consultants as Mercer and Management Compensation Services. The information from such surveys which is used by the Compensation Committee is summary information for companies in the retail business which are similar in size to the Company (based on annual revenues). The survey information received is not company specific. Over a hundred companies participate in the overall surveys. The Company uses this broad comparison group for compensation purposes because the Company believes that it competes with a wide range of companies for executive talent. In 1996, the Company's executive compensation packages were analyzed by Frederic W. Cook & Co. ("Cook") which determined them to be generally competitive. Cook also reviewed a proposal for a long term incentive plan (described below), which was developed jointly by the Company and Cook, and supported adopting it as part of the Company's overall executive compensation strategy.

    Although currently the base salaries of the Company's executive officers generally fall near the salary medians for similarly sized companies in the retail business, as derived from the national survey information, it is not a set policy of the Compensation Committee that such base salaries should be at the median. Instead, the Compensation Committee recognizes that variances may be appropriate when also considering the experience, performance and responsibilities of the individual executive officer. In view of the financial performance of the Company, the Compensation Committee did not approve any salary increases for the executive officers, however, during the year three executive officers received promotion raises from 3% to 11% in conjunction with a restructuring that created new positions with additional responsibilities.

    The weight given corporate performance factors is mainly reflected in the bonus program of the Company. This program, as embodied in the current Management Incentive Plan ("MIP") and new Long Term Incentive Plan, puts approximately 64% of the CEO's maximum cash compensation at risk since bonuses are generally awarded only if the Company achieves certain corporate performance goals. The percentage at risk for the other executive officers named in the compensation tables is approximately 55%. The Board made an exception to this general policy in 1996 by authorizing a guaranteed bonus providing a payout equal to 25% of the target bonus for each participant if the MIP plan goals for the year were not met. The award is paid out in two equal installments on February 1, 1997 and February 1, 1998 but only to those participants still actively employed on those dates. The Compensation Committee felt it necessary for the Company's turnaround effort to institute this special retention bonus which is not related to Company performance but does encourage employee retention. Several valuable employees have been contacted by recruitment firms and competitors, and employee turnover has become a concern.

    The funding of the MIP bonus pool is determined by corporate performance goals that are set by the Compensation Committee during the first quarter of each year. For 1996, the corporate performance goals were tied to the Company's pre-tax income. The MIP also allows the Compensation Committee to determine whether discretionary incentive funds are to be made available for awards to participants based on their individual performance and not contingent upon the attainment of business goals. To further encourage retention of key employees, the Company's policy has been to pay out 80% of each bonus in cash and defer 20%. The deferred portion is paid out over a four year period (contingent upon the participant remaining with the Company) and increases or decreases annually based upon an adjusted calculation of the net worth of the Company.

    Since the 1996 MIP threshold target was not met, no MIP bonuses, other than the guaranteed awards, were payable. Guaranteed awards totaling $514,294 were awarded to 125 participants, and, of this amount, $141,937 was awarded to the NEO's. Only half of the awarded amount has been paid with the remainder deferred until February 1998.

    Pursuant to the recommendations of Cook, the Company adopted a Long Term Incentive Plan ("LTIP") for the Company's executive officers. This plan sets Company performance goals for each year of a three year period with a cash award earned each year that the applicable goal is met. Payout of an earned award is deferred for one year. The CEO is eligible to earn an annual bonus of up to 75% of his base salary and the other executive officers may earn bonuses of up to 37.5% to 49.5% of their base salaries. The target goals set for the years 1996, 1997 and 1998 are aggressive and are based on EBITDA (weighted at 75% and adjusted for average minimum rent and special professional fees) and working capital (weighted at 25% and defined as average inventory less average accounts payable). LTIP awards are in addition to any MIP awards. The performance goals set for 1996 were not met and no LTIP award was earned for 1996.

    In addition, the Board, on recommendation of the Compensation Committee, adopted a short term incentive program to incent the executive officers to focus on the Company's turnaround during this particularly critical period. Under this plan, aggressive goals based on the Company's EBITDA (adjusted for average minimum rent and special professional fees) were set for the Fourth Quarter of 1996 and the First Quarter of 1997. Each executive officer could earn an immediately payable cash bonus equal to 10% to 15% of base salary each time a quarterly goal was met. Any awards under this plan would be deducted from any awards payable under the MIP plan. The performance goal set for the Fourth Quarter of 1996 was not met and no award was paid.

    The Company also maintains a stock option plan for its key employees, including the executive officers, under which awards are made from time to time. The Compensation Committee's policy is that the exercise price of each stock option awarded is at least the market value of the Company's stock on the day of the award. The number of stock options awarded is discretionary and determined subjectively by the Compensation Committee with a view toward what will attract, retain and motivate senior management and other key employees as well as what is adequate to reward Company and individual performance. The Committee believes that awarding stock options aligns the interests of the executives more closely with the interests of shareholders.

SECTION 162(M) LIMITATIONS

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally places a $1 million limit on the tax deduction allowable for compensation paid to the NEO's during a tax year unless the compensation meets certain requirements. The Board is not planning to change the process for determining awards under the Company's incentive plans to meet the requirements of Section 162(m) because it believes that the exercise of discretion in determining bonus awards in the same manner as in the past is in the best interests of the Company. Therefore, bonus payments will count against the $1 million limit. The Company's 1994 Employee Stock Option Plan does satisfy the requirements for performance-based compensation under Section 162(m). Stock option awards to the executive officers since 1994 have been made from this plan. Any compensation realized by the executive officers when exercising such options will not count toward the $1 million limit. The Compensation Committee has no other policy with respect to qualifying compensation paid to the executive officers under Section 162(m). The compensation paid in 1996 and anticipated to be paid in 1997 will not exceed the $1 million deductibility limit for any of the affected individuals.

CHANGE IN CONTROL AGREEMENTS.

    The Board recognizes that, as is the case with many publicly held corporations, there is a possibility of a change in control of the Company, and that the uncertainty and questions which such a possibility raises may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. The Board believes it imperative that the Company be able to rely upon retention of its valuable senior executives. It is also important that the Board be able to receive the best advice of the senior executives as to the best interests of the Company and its stockholders without concern that the executives might be distracted by the personal uncertainties and risks created by a potential change in control. For these reasons, the Board in December 1996 reinstated the change in control agreements for Messrs. Benson and Ross and amended the respective change in control agreements for Messrs. Eugster, Benson, Ross and Johnson to include certain acquisitions of the Company's common stock whether or not it is publicly traded at the time. A similar change in control agreement was negotiated with Mr. Wachsman and became effective in March 1997.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER.

    The minimum base salary of the Chief Executive Officer ("CEO") is set by, and subject to the terms of, his employment agreement which was executed in August 1988 and amended in 1995. Increases are considered and recommended by the Compensation Committee, if appropriate, at the beginning of each fiscal year. No salary increase was given to the CEO in 1996, and the CEO did not receive a discretionary bonus award for 1996. (Mr. Eugster's base salary as shown in the Summary Compensation Table increased from 1995 to 1996 only because Mr. Eugster did not begin receiving his 1995 increase until July 1995.) The CEO did receive an award under the special guaranteed bonus described above of $64,375 payable in equal installments on February 1, 1997 and February 1, 1998. Although the Company's financial performance in 1996 was not satisfactory, the Compensation Committee feels this award was appropriate considering the CEO's importance to the turnaround efforts.

    In January 1996, the Company awarded nonqualified stock options to the CEO, along with other executive officers, as disclosed in the compensation tables. These awards vest over a period of at least four years and were granted at an exercise price equal to fair market value as of the day of grant. The purpose of granting options with a vesting period is to retain the services of the CEO and other option recipients. The amount of the award to the CEO was based principally on the Compensation Committee's assessment of his performance and his importance to the turnaround efforts. Since the stock options awarded to the CEO will only be of value if the market price of the Company's stock increases, the Compensation Committee believes that such compensation encourages the CEO to improve the performance of the Company. In determining the award the Compensation Committee did not consider the amount and terms of stock options previously granted.

    In the Compensation Committee's opinion, the total compensation package for the CEO in 1996 appropriately reflects the CEO's individual performance level in carrying out his overall responsibility for the Company.

    The foregoing report is submitted by the members of the Compensation Committee.

                                          William A. Hodder, Chairman
                                          Michael W. Wright
                                          Tom F. Weyl

Employment and Change of Control Agreements

    The Company entered into employment agreements, effective August 25, 1988, with Messrs. Eugster, Benson and Ross (along with Messrs. Johnson and Wachsman, where applicable, the "Executives") and, at the same time, entered into change in control agreements with Messrs. Eugster, Benson and Ross. The change in control agreements for Messrs. Benson and Ross which had expired September 1, 1991 were reinstated on December 3, 1996. As amended January 22, 1992, November 27, 1995 and December 3, 1996, the employment agreements provide for employment in each Executive's current position (or, except in the case of Mr. Eugster, a similar executive capacity) until August 31, 2000 for Mr. Eugster and August 31, 1999 for Messrs. Benson and Ross, all subject to automatic extensions of one additional year continuously thereafter unless either party gives notice to the other that no further extension is desired by, for the next such extension, February 28, 1998 (in each case the "Employment Period"), and on each anniversary of such dates for successive extensions thereafter. The employment agreements provide that the annual base salaries of the Executives will be no less than the following amounts plus periodic increases granted pursuant to the Company's customary procedures and practices: $515,000 for Mr. Eugster; $308,700 for Mr. Benson; and $316,340 for Mr. Ross. The purpose of these agreements is to assure the Company of the continued service of each Executive.

    The Company may terminate the employment of any Executive for cause (as narrowly defined in the employment agreements) without further obligation by the Company except for vested benefits under the Capital Accumulation Plan and the Retirement Plan. Otherwise the agreements provide for certain severance benefits in the event employment is terminated for other reasons, including resignation, death or disability, except for voluntary resignation in the case of Messrs. Benson and Ross. If the Executive is terminated due to a material breach by the Company (including a significant reduction in the Executive's authority or responsibility), the Executive would be entitled for the remainder of the current Employment Period to his salary and all other benefits, including a supplemental retirement benefit and substitute incentive award and immediate vesting of all stock options. The foregoing payments and benefits are reduced for compensation and benefits received from other employment or consulting positions.

    Upon the employment of Mr. Johnson in 1994, the Company agreed that, if he were terminated without cause within a period of three years from the start of his employment, he would be paid 12 months salary continuation plus a bonus equal to the bonus that would have been earned under the MIP plan assuming target level performance. The Company also agreed to institute a deferred compensation plan for Mr. Johnson whereby he could elect to defer up to 100% of his salary and bonus with any deferrals earning interest in accordance with the actual performance of an investment vehicle selected by Mr. Johnson, except that beginning October 1, 1995 the investment measure must be a 7-year U.S. treasury bill. The deferred compensation plan was terminated upon the agreement of Mr. Johnson and the Company on May 7, 1996. A Change in Control Agreement similar to that of the other Executives was entered into with Mr. Johnson on November 27, 1995.

    Upon the employment of Mr. Wachsman on July 17, 1996, the Company agreed to pay him a sign-on bonus and guaranteed bonus for 1996 and entered into a severance agreement. The severance agreement is effective until July 31, 2001 and provides that in the event of termination without cause or for good reason Mr. Wachsman will be paid 12 months of salary continuation and a substitute incentive award equal to 40% of base salary. If the termination occurs prior to July 17, 1997, he would receive sufficient additional months of salary continuation so that his pay before and after such termination totaled 24 months. A Change in Control Agreement similar to that of the other Executives was entered into with Mr. Wachsman on March 10, 1997.

    The change in control agreements for the Executives, as amended November 27, 1995 and December 3, 1996, only become operative upon the occurrence of a change in control of the Company which as defined in the agreements occurs when any person becomes the beneficial owner of 20% or more of the Company's Common Stock (whether or not the Common Stock is publicly traded at the time), or makes a tender offer for such control with a substantial likelihood of success, or 70% of the Company's or MGI's assets are sold, or a majority of the directors of the Company are persons who generally were not nominated for election nor appointed to fill vacancies by the incumbent board of directors. The agreements provide for continued employment of Mr. Eugster for a period of three years, and of Messrs. Benson, Ross, Johnson and Wachsman for a period of two years, following a change in control, subject to automatic extensions of one additional year continuously thereafter unless either party gives notice to the other that no further extension is desired by, for the first such extension, the end of the sixth month following the change in control, and on each anniversary of such date for successive extensions thereafter. During said period the Executive will be entitled to terminate his employment if there has been a significant change in the nature or scope of his authority, powers, functions, duties or responsibilities, a reduction in compensation, another material breach of the agreement by the Company, or the liquidation, dissolution or reorganization of the Company where the successor shall not have assumed the obligations of the agreement. In such event, the Executive is entitled to a lump sum payment equal to the present value of his salary, bonuses and a substitute retirement benefit for the remaining term of the agreement, but not less than 24 months for Mr. Eugster and 12 months for Messrs. Benson, Ross, Johnson and Wachsman, and all other death, disability and health benefits continue until age 65. The foregoing payments and benefits are reduced (by way of quarterly reimbursements) for compensation and benefits received from other employment or consulting positions. Any stock options held by the Executive become fully vested upon a change in control and after a change in control the Executive may request that a trust be established by the Company to fund all amounts to which the Executive is or may become entitled.

    Should payments under any of the above agreements become subject to the 20% excise tax under Section 4999 of the Code, the Company will pay such additional amounts as would put the Executive in the same after-tax position as if such excise tax did not apply.

Pension Plan

    The Company maintains a non-contributory defined benefit plan, The Musicland Group, Inc. Employees' Retirement Plan (the "Retirement Plan"), qualified under
Section 401 of the Code, in which its regular non-union employees hired before July 1, 1990, except hourly store clerk employees hired after January 1, 1989, participate. Union employees have participated in the Plan in the past as part of their bargaining agreement. Messrs. Eugster, Benson and Ross participate in the Retirement Plan but Messrs. Johnson and Wachsman do not.

    Prior to January 1, 1989, accrued retirement benefits were calculated by using a formula that took into account average base compensation, credited service and primary Social Security benefits payable at retirement, with the normal monthly retirement benefit being an amount equal to 4% of average base compensation times years of credited service (maximum 15 years), less two-thirds of monthly primary Social Security benefits. An employee's average base compensation was defined as one-twelfth of his or her average annual base compensation during all his or her plan years of participation while an employee.

    Effective January 1, 1989, for any participant who completes at least one hour of service on or after January 1, 1989, the accrued retirement benefit formula was amended to be 1% of the participant's average pensionable compensation that does not exceed the participant's covered compensation for such plan year plus a percentage (from 1.65% to 1.75% depending upon the participant's applicable Social Security retirement age, but limited to 1.65% for all employees after January 1, 1992) of the participant's average base compensation which exceeds the participant's covered compensation for such plan year times the years of benefit service (maximum 35 years). A participant keeps his or her accrued retirement benefit calculated as of December 31, 1988 under the old formula as long as the same is greater than his or her current accrued retirement benefit calculated under the new formula. For purposes of calculating the new formula, a participant's base compensation for years prior to January 1, 1984 is deemed to be the same as the base compensation in effect on that date and, for years beginning with January 1, 1989, will include all cash compensation (including bonuses and overtime). Covered compensation relates to the average of the taxable wage bases in effect for each calendar year during the 35-year period prior to the participant reaching Social Security retirement age.

    A participant whose employment terminates prior to age 65 and who does not qualify for an early retirement benefit, disability retirement benefit or death benefit (all of which are also provided for by the Retirement Plan) is entitled to a fully vested and nonforfeitable deferred retirement benefit if the participant has been credited with "elapsed time as an employee" of at least 5 years. The basic pension is a monthly pension payable during the participant's lifetime commencing at age 65. Early retirement, disability retirement and deferred retirement benefits are reduced if payment of any such benefits commences prior to the participant's normal retirement date (age 65 and 5 years of participation in the Retirement Plan). The Retirement Plan contains provisions for optional methods of benefit payments including lump sum payments under certain circumstances.

    The following table sets forth the estimated annual benefits payable upon normal retirement at age 65 (calculated as a straight life annuity) assuming retirement in 1996 at age 65 and based upon the specified cash compensation (which for Messrs. Eugster, Benson and Ross would be the amounts listed under the salary and bonus columns) and years-of-service classifications. The amounts shown below are maximum amounts and do not take into consideration the Social Security offset portion of the formula nor the limits on retirement benefits imposed by Sections 415 and 417(e) of the Code.

                               Pension Plan Table

                                                Years of Service
Average Cash                    ------------------------------------------------
Compensation                       15        20        25        30        35
------------------------------  --------  --------  --------  --------  --------
$ 125,000.....................  $ 28,600  $ 38,100  $ 47,600  $ 57,100  $ 66,700
  150,000.....................    34,800    46,300    57,900    69,500    81,100
  175,000.....................    40,900    54,600    68,200    81,900    95,500
  200,000.....................    47,100    62,800    78,500    94,300   110,000
  225,000.....................    53,300    71,100    88,900   106,600   124,400
  300,000.....................    71,900    95,800   119,800   143,800   167,700
  400,000.....................    96,600   128,800   161,000   193,300   225,500
  450,000.....................   109,000   145,300   181,700   218,000   254,300
  500,000.....................   121,400   161,800   202,300   242,800   283,200
  750,000.....................   183,300   244,300   305,400   366,500   427,600
 1,000,000....................   245,100   326,800   408,500   490,300   572,000

    Section 415 of the Code places a limit (at $120,000 beginning in 1995) on the amount of annual benefits that may be paid from a plan such as the Retirement Plan. Section 417(e) of the Code also imposes a combined limitation where an employee is covered by benefits from both a defined benefit pension plan and a defined contribution plan, and, beginning in 1994, only the first $150,000 of compensation (annually indexed for inflation) may be considered for Retirement Plan purposes. The Company has enabled Messrs. Eugster, Benson and Ross to obtain life insurance policies under a "split-dollar" arrangement, which should not result in a long-term cost to the Company due to the features of the policies. The earnings from these policies will help offset the losses to the individuals resulting from the foregoing tax limitations.

    As of December 31, 1996, the estimated years of benefit service for Messrs. Eugster, Benson, and Ross were 16.5 years, 16.5 years and 12.3 years, respectively.

Stock Performance Graph

    The following performance graph compares the Company's cumulative total stockholder return on its Common Stock for the period beginning February 26, 1992, the date the Common Stock was registered under Section 12 of the Securities Exchange Act of 1934, until December 31, 1996 with the cumulative total returns of the Standard & Poor's Corporation ("S&P") 500 Stock Index and the S&P Retail Stores Composite Index. The comparison assumes $100 was invested in the Company's Common Stock and in each index at the beginning of the comparison period and reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          Feb.26, 1992   Dec. 31, 1992   Dec. 31, 1993   Dec 31, 1994   Dec 31, 1995   Dec 31, 1996
Musicland Stores Corp.         $ 100.00         $ 79.00        $ 143.00        $ 62.00        $ 29.00        $ 10.00
S&P 500                        $ 100.00        $ 108.00        $ 119.00       $ 121.00       $ 166.00       $ 204.00
S&P Retail Composite           $ 100.00        $ 116.00        $ 111.00       $ 101.00       $ 113.00       $ 133.00

                            EXPENSES OF SOLICITATION

    The costs of this solicitation have been or will be borne by the Company. In addition to the use of the mails, Proxies may be solicited by the Company's directors, officers and employees, without extra compensation, by personal interview, telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith.

                           ANNUAL REPORT ON FORM 10-K

    UPON WRITTEN REQUEST OF ANY SHAREHOLDER SOLICITED HEREBY, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996. REQUESTS SHOULD BE DIRECTED TO TIMOTHY
J. SCULLY, INVESTOR RELATIONS, 10400 YELLOW CIRCLE DRIVE, MINNETONKA, MINNESOTA 55343. ANY BENEFICIAL OWNER SHOULD INCLUDE A GOOD FAITH REPRESENTATION THAT AS OF THE RECORD DATE HE OR SHE IS A BENEFICIAL OWNER OF COMMON STOCK.

                         SHAREHOLDER PROPOSALS FOR 1998

    In order for any shareholder proposal to be considered for inclusion in the Company's Proxy Statement and form of Proxy relating to the annual meeting of shareholders to be held in 1998, the same must be received by the Company at its principal executive offices no later than February 20, 1998.

Dated: June 20, 1997
                                          By Order of the Board of Directors

                                          HEIDI M. HOARD
                                          SECRETARY

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